Exhibit 99.2

Acadia Realty Trust Second Quarter 2012 Earnings Conference Call Transcript

Event ID: 4860859
Culture: en-US
Event Name: Q2 2012 Acadia Realty Trust Earnings Conference Call
Event Date: 2012-07-25T16:00:00 UTC

P: Operator;;
C: Amy Racanello;Acadia Realty Trust;VP of Capital Market and Investments
C: Kenneth Bernstein;Acadia Realty Trust;President and CEO
C: Jon Grisham;Acadia Realty Trust;CFO
P: Quentin Velleley;Citigroup;Analyst
P: Todd Thomas;KeyBanc Capital Markets;Analyst
P: James Sullivan;Green Street Advisors;Analyst
P: Mike Mueller;JPMorgan Chase & Co.;Analyst
P: Rich Moore;RBC Capital Markets;Analyst
P: Cedrik Lachance;Green Street Advisors;Analyst
P: Paul Adornato;BMO Capital Markets;Analyst
P: Craig Schmidt;BofA Merrill Lynch;Analyst
Presentation:

Operator: Good day, Ladies and Gentlemen. Welcome to the Second Quarter 2012 Acadia Realty Trust earnings conference call. As a reminder, this conference is being recorded. At this time, all audience lines have been placed on mute. We will conduct a question-and-answer session following the formal presentation. (Operator Instructions) I'll now turn the call over to Amy Racanello, Vice President of Capital Markets and Investments. Please proceed.
Amy Racanello: Good afternoon, and thank you for joining us for the Second Quarter 2012 Acadia Realty Trust earnings conference call. Participating in today's call will be Kenneth Bernstein, President and Chief Executive Officer; Jon Grisham, Chief Financial Officer; and Michael Nelsen, Senior Financial Principal. Before we begin, please be aware these statements made during the call that are not historical may be deemed forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and actual results may differ materially from those indicated by such forward-looking statements.
Due to a variety of risks and uncertainties including those disclosed in the Company's most recent Form 10-K and other periodic filings with the SEC, forward-looking statements speak only as of the date of this call, July 25, 2012, and the Company undertakes no duty to update them. During this call, Management may refer to certain non-GAAP financial measures including funds from operations and net operating income. Please see Acadia's earnings Press Release posted on its website for reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures. With that, I will now turn the call over to Ken Bernstein.
Kenneth Bernstein: Thanks, Amy. Good afternoon. Today we're going to review our second quarter operating results and update you on our recent progress of our various initiatives. As we've stated on previous calls, our focus for this year has been on creating value through two broad components of our Business. First is within our core portfolio where the key drivers are in short-term the accretive reanchoring and lease up projects at three of our existing shopping centers, and then coupling this with the acquisition of high quality assets as part of our asset recycling and core acquisition initiatives. Then the second component is through our external growth platform where we've been actively focused first on executing new opportunistic and value add acquisitions, secondly is continuing to develop, lease up, stabilize and monetize our existing investments, and then finally the launching of our next Fund, Fund IV.
So I'll begin today's discussion with our core portfolio activity, and then I'll follow it up by an update on our funds activity. Then, Jon will conclude with a more detailed review of our second quarter earnings and our operating metrics. Now first of all with respect to our core portfolio operating fundamentals -- our second quarter results exceeded our expectations along with steady progress on our three reanchorings which helped drive our core occupancy to 92.6%. The balance of the portfolio was also performing above our expectations. This keeps us on track to finish the year with an occupancy in excess of our prior goal of 94%. Furthermore, if you look at our same-store NOI growth last quarter of 4.9% and strip out the contribution of the three reanchorings, same-store NOI growth for the core portfolio was still a strong 3.8%.
In terms of the three reanchorings, Bloomfield Hills is now complete. With respect to the two remaining A&P reanchoring projects, we're on track for a Fourth Quarter opening of LA Fitness at our Branch shopping center in Smithtown, Long Island and we're also making significant progress at our Crossroads Shopping Center in Westchester, New York. As you may recall, we bought this lease back from A&P when they filed bankruptcy. The rent on the lease was about half of market rent. And as we stated during our last call, we were considering two options for the reanchoring.
The first, a more straightforward releasing opportunity and the second included the expansion of the existing space to add a somewhat more significant anchor to the Center. We decided to pursue the expansion opportunity and our team has made significant progress towards signing this anchor tenant. We'll keep you posted as to that progress. And while this shift will push out the replacement rent commencement to the middle of 2013 as opposed to year-end, we believe that this direction will be a more long-term worthwhile option. As we've discussed on prior calls, once completed, the reanchorings will have added, in aggregate, an incremental 3.5% to 4% to our occupancy and $3.5 million to $4 million to our NOI and approximately 8% to our earnings base.
Turning to other anchor tenants in our portfolio -- given the recent announcements by SUPERVALU and its recent stock performance, we have received inquiries about the status of our Shaw's anchored locations. While this is probably not the appropriate venue to discuss different strategic alternatives that SUPERVALU may pursue to resolve its issues. Let me give you a brief overview of our current leases. We have three Shaw's leases in our core portfolio and one in a fund investment. Our rents range from approximately $10 a foot to the upper teens, with the higher rents being in those leases with longer lease terms. With respect to our core portfolio, at our Crescent Shopping Center in Brockton, Massachusetts, Shaw's recently invested in the space by converting the store to one of their value formats and reports are that sales have improved.
Our Shaw's at our Gateway Center in Burlington, Vermont appears to be a relatively strong performer and has significant lease terms. And then finally, Walnut Hill Center in Woonsocket, Rhode Island -- we expect that we will pursue a disposition at some point over the next year of this asset, given that we have a little bit more than $23 million of non-recourse debt on this property. Assuming a disposition at any amount in excess of the debt as this should not result in a negative dilution to either our earnings or our net asset value. Then with respect to our Fund III Shaw's at our White City Center in Worcester, Massachusetts -- we acquired the property relatively recently with the view that Shaw's would be replaced with a stronger anchor. To the extent that this happened sooner rather than later, that would certainly be welcome by us.

Furthermore, while we will actively protect and maximize the value of our existing investments, we also suspect that there will be future opportunities arising from this volatility, as was the case with our two recent A&P acquisitions in Maryland where we successfully converted them to ShopRites. While we never looked forward to the financial deterioration of any of our tenants, they can in certain cases create opportunities, as we profitably navigated in the past through Caldor and Grand Union, Bradley's, Ames, K-Mart more recently A&P as well as through our successful participation in both Mervyns and Albertsons, I suspect we'll do fine with respect to our existing assets and probably also find future opportunities as well.
Along with the core growth contribution from the three profitable reanchorings, the second key driver of our core growth is from our asset recycling and core acquisition initiatives, most significantly through the addition of select high quality assets. During the second quarter, we closed three transactions -- first on the corner of Rush and Walton Street where we acquired Lululemon's urban flagship store in the Gold Coast of Chicago and in Washington D.C. property on Rhode Island Avenue. That's inside the District adjacent to a D.C. metro transit stop. It's anchored by a strong TJ Maxx and adjacent to a Giant Supermarket. And finally 28 Jericho Turnpike in Westbury, Long Island. This is leased to a 96,000 square foot Kohl's. The property is situated between Jericho Turnpike and the Long Island Expressway with strong visibility from both roadways, a solid high barrier to entry location with long term upside.
Subsequent to quarter end, we added another street retail property and this one in the heart of Soho in New York. The properties occupied by Paper Source, and it's on Spring Street just off of Broadway. So year-to-date, we've added just over $122 million of acquisitions to our core portfolio. And this keeps us on track with respect to our core acquisition goals of adding between $100 million and $200 million a year of high quality assets to our core.
With respect to the status of our previously announced core acquisitions -- those being in Washington D.C., Boston, New York, and Chicago, we've now closed on all but one nine-property portfolio in Chicago. And that's part of a securitized pool that we're hopefully in the final stages of getting approval for. The assumption of its debt is a lengthy approval process has created some obstacles that we're confident we can overcome and head towards a closing in the not distant future. In the event we're not successful, we'll find other good uses for approximately $16 million of equity that was allocated to these buildings and this should not be a material setback to our overall business. That being said, we expect to successfully proceed with this transaction through closing.
Turning now to our funds platform. On the acquisition front, during the second quarter we closed on our previously announced Lincoln Park Center for $31.5 million. That will be the final new acquisition in Fund III where we will have utilized approximately 95% of the Fund III equity dollars. Going forward, our new fund investments will be executed through our recently launched Fund IV. At the end of the second quarter, we commenced Fund IV. As we previously said, it will be similar in size and terms to Fund III. To date we've closed on approximately 90% of the anticipated $500 million to $525 million fund and the remaining balance appears to be circled and heading towards closing shortly. Acadia will invest between $100 million and $125 million of equity in this fund, and overall this gives us approximately $1.5 billion of buying power. Given the uncertainties and volatility in the market, we think it could be a very opportunistic time to have this patient and dry capital.
In closing this fund over the past few months, it's become abundantly clear to us that discretionary fund dollars have become much more selective and scarce. Thus, it's that much more gratifying that both existing and new investors have chosen to invest with us in Fund IV. Given that, we don't use outside advisors or consultants to assist in this fund raise. The successful closing of a fund requires a significant amount of hard work and perseverance by many members of our team. So I'd like to thank and congratulate our teams for the excellent job they did in completing this process as smoothly and as professionally as they did. And most specifically, I'd like to thank and acknowledge Amy Racanello for her tremendous contribution to getting this fund over the finish line. Amy is one of the many young and rising stars in our Company. It's been a privilege and a pleasure to work with her and watch her grow throughout this process.
With respect to our existing fund investments, many of our redevelopment projects are now approaching stabilization, and the demand for high quality stabilized assets is very strong. In many instances as strong as I've ever seen it. Accordingly, we now have the opportunity to proceed towards monetization for many of our investments. In Fund I -- during the second quarter, we completed the sale of one of the last remaining assets in that fund, our Tarrytown Shopping Center. This resulted in approximately a 20 IRR in equity and more than a doubling of our equity investment. Fund II stabilized assets include Fordham Road, Canarsie Plaza, Pelham Manor, Liberty Shopping Center and we're in a position to consider various monetization strategies for those assets.
Then in Fund III, in the second quarter, we sold White Oak Shopping Center. As you may recall, we purchased this asset just under two years ago for approximately an 8.5 going in cap rate, due in large part to the fact it was leased to an A&P and somewhat irrespective of the quality of the underlying Real Estate. And subsequently A&P was replaced with Shop Rite, and we sold the property at over a 200 basis point lower cap rate. Our redevelopment in Westport, Connecticut is fully stabilized, and now that's under contract for sale. Our self-storage portfolio -- last quarter occupancy grew to just over 91.5% up from 88% occupied. So we'll keep you posted as we progress on all fronts with respect to Fund III.
Along with the majority of our portfolio that's approaching stabilization, we also have several investments in our development and redevelopment pipeline, primarily here in New York. And they are now gaining momentum as well. We can discuss this pipeline in more detail on later calls. But it's worth noting that in the second quarter, we announced our signing of Century 21 Department Stores as a key anchor of our City Point project. For those of you outside New York and perhaps not as familiar with Century 21, they're one of the most exciting value-focused fashion department stores around. And they will occupy 125,000 square feet on the third and fourth levels as well as a significant portion of Phase I of City Point. In the second quarter, we made significant progress on other points of City Point, and we can discuss those at a later point as well.
So in conclusion -- in the second quarter, we made steady progress on achieving the 2012 goals that we set forth earlier this year. With our core portfolio, we continue to push forward both our reanchoring projects as well as new core acquisitions and combining this growth with our opportunistic and value add investments made through our fund platform enables us to create value through a broad range of investment activities. Finally with the successful launch of our Fund IV, we continue to be positioned to take advantage of a wide array of opportunities as they arise over the next few years. With that, I'd like to thank the team for their hard work in the last quarter. And I'll turn the call over to Jon.
Jon Grisham: Good afternoon. Both our earnings and portfolio operating metrics were at the higher end of expectations for the second quarter. As reported, FFO was $0.27. Four notable positives for the quarter were 1) promote income from the Fund I sale of the Tarrytown Shopping Center. The sale generated $4 million of net sales proceeds which were distributed, generating in turn $600,000 of promote income for Acadia -- 2) income from Fund II's RCP investment in Albertsons. The fund received a $2.3 million distribution of which Acadia's share was $275,000 net of taxes. Third -- reanchoring activities, and I'll discuss this further in a minute. During the quarter Bloomfield contributed $250,000 of NOI, and then fourth -- following the mid-May launch of Fund IV, we earned $500,000 in asset management fees from the Fund during the quarter. And then on the negative side, the quarter also included acquisition costs of $500,000.
Turning to our core portfolio performance -- in the second quarter, we turned the corner in terms of the same-store NOI drag from our three key reanchorings. Same-store NOI for the quarter was 4.9% with the reanchorings, specifically Bloomfield Hills -- providing a net contribution of about 1% to that number. Excluding the reanchoring activities, the balance of the core portfolio was up 3.8% for the quarter and year-to-date it's up 3%. Based on our second quarter performance, we are currently tracking to the high end of our full-year guidance for same-store NOI growth which is 2% to 3%. June 30 occupancy was 92.6% which was up 230 basis points over first quarter. And this is primarily due to Bloomfield Hills which accounted for 170 basis points of that increase. Our portfolio is currently 94.6% leased which is above our original 2012 year-end target of 94%. 50 basis points of this occupancy is attributable to our 2012 acquisitions which are primarily 100% occupied street and urban assets. But notably this does not include the reanchoring of Crossroads which when leased will add another 50 basis points of occupancy.
Small shop occupancy is up 450 basis points since the beginning of the year. It's 86.2% today versus 81.7% beginning of the year. The majority of this increase is from the same-store performance with about half coming from the Bloomfield Hills retenanting. As Ken noted, we continue to make progress in our reanchorings. And as previously discussed, once fully online, these three anchorings will contribute an incremental $3.5 million to $4 million annually as follows --1) Bloomfield Hills which is now fully online with Dick's Sporting Goods, Ulta and Five Below all open and operating, will contribute $1.4 million of incremental NOI on an annual basis.

The A&P reanchoring at the Branch Plaza represents $1.6 million of additional NOI for which the majority will come online during the fourth quarter of this year. And then the other A&P reanchoring at the Crossroads which represents about $750,000 of annual NOI on a pro rata basis is expected to commence middle of 2013. Previously, we expected about $1.5 million of this total $3.5 million to $4 million of incremental NOI to hit in 2012 and then the balance to occur in 2013. Due primarily now to the timing of the Crossroads reanchoring, we currently expect about $1 million to hit in 2012 with the other $2.5 million to $3 million hitting in 2013. Ken discussed our SUPERVALU exposure. Another tenant which we discussed last quarter was The Avenue for which the parent company, United Retail Group, filed Chapter 11 in February of this year. We have four locations in the core totaling 25,000 square feet and in aggregate $600,000 of rents. We currently anticipate that they close two of these locations before year-end, representing about half of these rents or $300,000. Rents at these locations are at market, and we expect little if any dilution on a long term basis as a result of retenanting these spaces.
Looking at our earnings guidance for the balance of 2012, our core portfolio key drivers which are the reanchorings and acquisitions are essentially on track. To date, we've closed on $120 million of core acquisitions. We've completed the Bloomfield Hills reanchoring, LA Fitness at the Branch Plaza is scheduled to open the fourth quarter, and then at the Crossroads, the replacement is now a mid-2013 opening, whereas we had originally projected it would open late Fourth Quarter. Given the fact it was such a late year opening, it doesn't have a significant earnings impact on 2012.
Remaining projected transactional fee income relates in large part to our redevelopment activities at City Point. And then in our Funds, we met our target for a second quarter launch of Fund IV. As such, asset management fees were $500,000 for the quarter, and then on a go-forward basis, there will be $1.5 million per quarter going forward. So as we have previously noted -- 2012 is a transitional year for earnings and importantly, we have secured we're in the process of finalizing most of the major variables. And as a result, we're still on target for achieving $0.30 on a quarterly basis. Although with the anticipated timing of the Crossroads reanchoring pushed out to mid-2013, we're likely $0.01 or so shy of that target until we complete that last reanchoring.
Once this last piece is in place, we'll have a high quality recurring quarterly earnings base which will provide a solid platform to build off of going forward. Lastly but certainly not least, we continue to run a disciplined balance sheet. We're maintaining appropriate leverage levels and match funding investment activity with new equity. Our leverage level is conservative, and we continue to drive down our cost of debt. Our current fixed charge coverage ratio is 3.4 times. Our net debt-to-EBITDA is 5.3 times. And I think someone may have mentioned on our last call that these metrics had fluctuated some, and certainly they will continue to do so to some degree. But despite this quarter-to-quarter minor variation, we will maintain our metrics within those target ranges. But obviously, we're continually fine tuning and tweaking our capital structure to maximize long-term stability and minimize cost.
To date, we've raised $65 million of equity under our ATM, which we've used towards the $80 million of equity requirements for our 2012 acquisitions. Overall leverage on these acquisitions has been lower than our existing portfolio, so we do have some current capacity to employ a little more leverage. Historically, we've utilized secured debt which has provided us with a low cost of capital. We're seeing spreads for secured debt in the 175 basis point to 225 basis point range over swaps, and we've capitalized in the lower end of this range for our recent financings.
As for the unsecured debt market, we're seeing spreads continue to tighten somewhere around 150 basis points over LIBOR. Obviously this is an attractive spread and all-in rate, and we see this as a viable financing option in the future. We're also constantly monitoring pricing on other types of equity including preferred equity, and we'll use the appropriate capital based on pricing and ability to match fund. Lastly, the launching of Fund IV will provide up to $1.5 billion of purchasing power over the next three years to fund growth in our Opportunity Fund business. With that, we'll be happy to take any questions. Operator, please open the lines up for Q & A.

Question and Answers:

Operator: Thank you. (OPERATOR INSTRUCTIONS). Quentin Velleley. Please proceed.

Quentin Velleley: Just in terms of the Funds -- I think I've probably only been able to hear about half of the call because there's some kind of static or something. So I'm not sure if you can fix that, but just in terms of Fund IV, could you maybe talk a little bit more about the types of acquisitions you're most likely to go for, where do you think the most opportunity is going to come from? Is it going to be distressed grocery retailers or more street retail or urban redevelopment? Maybe if you could just elaborate a little bit on that?
Kenneth Bernstein: Sure, I apologize about the static. In terms of Fund IV --remember this is going to be over a three-year period, and our ability to see around corners is non-existent. So, let's talk about what we're seeing today. Right now, there continues to be in our view a continued separation between the desire for really high quality, high barrier to entry locations and more secondary.
Our efforts to date, and I would expect it to continue until something shifts, is going to be buying assets that are either broken at the balance sheet level or broken at the real estate level, but in the kind of locations that our tenants seem to be holding in high demand. So that's consistent with whether it's Lincoln Park in Chicago or Lincoln Road in South Beach on the street level, or some of the A&Ps we acquired. So, it could fall into any of those categories.
And in general, what we're thinking about are distressed balance sheet and distressed debt, distressed retailers, A&P, or we just talked briefly about Shaw's, and urban redevelopments, where we can take our national tenants and help them find a home here in some of these dense locations. I would expect that to be the case with the following caveats.
There are a whole bunch of cross currents going on in the macro economy. And then, in terms of the commercial real estate industry, there is still a lot of debt, over $1 trillion of it, that some form of reequitization needs to occur at some point. At some point we get past kicking the can down the road and lenders will demand and receive some form of reequitization, and we expect that these dollars will also be very effective into that space.
Quentin Velleley: Just secondly, in terms of the transaction fee income net of taxes. I think guidance is $5 million to $6.5 million. I think you've done a little bit under half of that in the first half of the year. Could you just talk a little bit about what phase you're likely to see in the second half?
Jon Grisham: Sure. That is correct. We're a little bit under mid point for the first half of the year. For the second half of the year, we expect additional transactional fee income primarily from the City Point redevelopment., mostly construction fees. So, that should drive that second half transactional fee number and get us to that guidance range.
Quentin Velleley: That's great. Thank you.
Jon Grisham: Yes.
Operator: Todd Thomas.
Todd Thomas: First question. I was just wondering if you could elaborate on guidance a bit? I think I heard that about $500,000 of income from Crossroads, and the reanchorings got pushed out a bit to 2013. I was just wondering what's driving the other $1 million decrease in core portfolio income in the underlying guidance.
Jon Grisham: So, it's a combination of several items, but certainly the Crossroads reanchoring is one piece of it. Probably the most significant piece is acquisition costs. So to date, we had about $1 million of acquisition costs, and that is more than we originally forecasted in that line item.

As an aside, the accounting treatment of acquisition costs as a P & L expense. I think it is ridiculous, given the fact that here we have these positive accretive events, and it creates this negative activity in the P & L in the current year. So, but that -- my opinion aside and the FASB didn't check with me when they changed that rule -- that's what's driving most of that decrease, in terms of that line item.
Todd Thomas: Okay, and then how about the G & A savings -- where are those coming from?
Jon Grisham: Broadbased. It's across several categories, so we're from original guidance of $24 million down to $23 million. And again, it's across a lot of different line items within the G & A category. But it's really no one specific action or item.
Todd Thomas: Okay, great and then just a question on the dispositions. Ken, you mentioned the occupancy and the storage post portfolio is over 91%, and it looks like it's about $800,000 to $900,000 or so from reaching the stabilized NOI projection. I was just wondering if you could talk a little bit more about where you are in the process with marketing or monetizing that portfolio?
Kenneth Bernstein: The focus to date has been primarily by the management team doing an excellent job of driving occupancy and now NOI is following nicely. So, we have not announced any formal marketing. Stay tuned. But like all our fund investments, they have a finite life. And when we think it's the appropriate time to monetize, we'll do that. So if we're willing to sell assets like Main Street in Westport, Connecticut, which is obviously a property we're proud of having successfully redeveloped and very central to what we're doing. Certainly, the sale of self-storage would follow.
Todd Thomas: Okay, and then just one quick last question for Jon. You mentioned preferred equity as a potential funding source. Where do you think you could price preferreds today?
Jon Grisham: We're obviously not investment grade rated so it's probably higher than some of the headlines you've seen on other transactions. It's probably somewhere -- or a number that starts with a seven handle.
Todd Thomas: Okay, thank you.
Operator: James Sullivan.
James Sullivan: Couple of questions. And I wonder if you could talk a little bit more about the core acquisitions during the quarter and specifically Long Island and Soho? And my questions -- my curiosity is kind of number 1. Is there near term lease exploration here? Number 2, where would you estimate rent is relative to current market? And thirdly, redevelopment opportunities, especially for the Long Island calls?
Kenneth Bernstein: Yes. So, the rents are probably pretty close to market in Soho, but the rents keep growing in Soho quickly enough that by the end of this call that may change. And there's decent lease term in Soho, about seven years left in with respect to Kohl's. And our view on the Kohl's was, very strong performing Kohl's. We're pleased with our going in unlevered yields. We'll be very pleased with our levered yield. And if in seven years we can get it back and add value at that point, great. And if not, we think it's a great core holding, and some day sooner or later, we tend to get back most of our boxes, and then get to do something with them.
James Sullivan: Would you characterize the parking at that site as in excess of code, or is it pretty much in line?
Kenneth Bernstein: Pretty much in line. And Long Island is a tough and dense market that requires certain amount of creativity, and we're pretty good at working through those issues. But again, Jim, this is seven years from now. So exactly how we would -- if we ever get the opportunity to do something with that, it's going to be several years out.
James Sullivan: Fair enough. Can you address the prospect for any additional distributions that might come out of Albertsons?

Kenneth Bernstein: No, we cannot. Other than its been a great investment, and we still think that there's more room there.
Jon Grisham: I mean there's -- obviously we're over 3x cumulative to date, but they still own a substantial amount of assets. So, there's potential there for future monetization, obviously.
James Sullivan: Okay, and then final question for me. Ken, in your prepared comments you talked about discretionary allocations being scarce in private equity. And I just wonder if you could talk a little bit more about how things have changed, number 1, and number 2 -- historically, I believe you guys had a pretty good level of reinvestment with your investors. And I wonder if you could address whether that's changed? And, I guess finally, number 3 is -- this a short-term issue? How do you see this playing out? Do you think it -- we'll be back in the other conditions we were at a few years ago? Is that going to take two year, three years or is it just impossible to give an answer on that?
Kenneth Bernstein: Yes, well -- so, let me try to talk about a bunch of different things. What we have seen in general in our primarily endowment foundation world is that many of the endowments and foundations found themselves being slightly overinvested and perhaps getting less capital back from prior investments. In real estate and in some of the other areas, private equity etc. So, in general, they are investing fewer incremental dollars than they were perhaps before the financial crisis.
Fortunately for us, most re-uped with us and if was smaller amounts, that's fine because it gave us an opportunity to meet some new capital a substantial amount of it not being our traditional endowment foundation group but one entity overseas, as well as some pension funds. And overall, I think that the discretionary business will certainly go through some shifts. It could be a couple years, but there will always be a demand for managers who can align their interest with their stakeholders who are vertically integrated or have some other expertise that these kind of institutional investors want to invest with.
That being said, I do think that for the foreseeable future, what we're hearing from our investors is they're being much more selective about who they invest with and that could be cyclical. That may just be a couple years or that may continue for a while. I don't know. The other interesting things, and you're seeing trends are some investors are choosing to invest other ways. So some are saying we want to own real estate directly. I think that's cyclical. I think that oh, the grass is always greener on the other side. You try that for a while and you realize that doesn't appeal as much. Some are trying to go into separate accounts. I think there's pros and cons about that.
And finally, a lot of capital is saying what about REITs? Is that providing us a similar exposure? Is it more of a core or core plus as opposed to value adds? So let's watch this over the next several years, and see how it plays out. We're relatively agnostic because we can attract capital both ways, and we think that there will be thankfully more than enough capital for Acadia Realty Trust, whether on the public side or the private. But the overall shift is something that, it's early. It's worth noting. We think it could result in more interesting deal flow at different points in the cycle for us as there may be fewer discretionary dollars, but too early to tell.
James Sullivan: Okay, then final question on this point. To what extent is the consideration of alternative investments part in parcel of just trying to reduce fees and generate a higher after-fee return? And how much pressure are you seeing to reduce your fees?
Kenneth Bernstein: You know, they watched them very closely. I think we're fair about it. It's not that it doesn't get carefully scrutinized, but it's really about how much allocation does a given investor want in real estate, I believe. And then what's the best avenue for getting it? So we thankfully were able to keep our terms relatively the same -- again, I should be careful how I phrase this -- but what we think is a fair hurdle return of 6%. We're able to keep that intact, and there has been a bunch of questions of whether or not that was the appropriate level. And I think our investors understood that for the kind of deals we do that aligns our interests very closely with them.
And we were able to keep our fees substantially intact, but that's also because we're not a fee-focused platform. We're out there to create the kind of profits, and we were just talking about it, the Albertsons, or the Mervyns, or some of our recent sale. As long as we stay focused on investing profitably, that back end can be an important addition for all our stakeholders, both our shareholders and our LTs.
James Sullivan: Okay, very good. Thanks, Ken.
Kenneth Bernstein: Thanks.
Operator: Mike Mueller, JPMorgan Chase & Co.
Mike Mueller: Couple questions. But first, Jon, can you run over again, because I missed some of this with the static, when you talked about the Crossroads reanchoring? How much was coming online mid-2013? Was that 750?
Jon Grisham: Yes. So to summarize again the $3.5 million to $4 million related to the reanchorings. About $1.4 million is Bloomfield, $1.6 million is the A&P reanchoring at Branch, and the $750 thousand is the A&P reanchoring at Crossroads.
Mike Mueller: Got it. Okay, and then shifting back to acquisitions for a second. I think you've closed about $120 million roughly this year. Can you talk about what the expectation is, because I think that the stated goal is $100 million to $200 million a year. What do you think you'll see on the core side in the back half of the year and then on top of that, anticipated capital outlay for the Funds? And, how you think about financing it with equity, considering your comments about room to lever up a little bit?
Jon Grisham: So, our expectation is consistent with that target of the $100 million to $200 million on an annual basis, and we're seeing good deal flow. And there's activity in our pipeline that we think supports that expectation. So, we certainly expect more of the same.
In terms of leverage, obviously on an overall basis, we're targeting to maintaining give or take 30% debt to total market cap. We do have a little bit of room in terms of current ability to leverage up. Not a lot by the way, but a little bit. So, what we'll do is, we'll look at it probably on a deal-specific basis, and pick the right assets and place the appropriate amount of leverage there, and keep our costs as low as possible.
So that's our expectation for the core. In terms of the Funds. We're targeting, as we said, $200 million to $300 million on an annual basis. That will be lumpy. But again we're seeing enough opportunities that we have every reason to expect that certainly over any extended period of time we will acquire at that level.
Mike Mueller: Going back to the core for a second, just to clarify. The $120 million that you closed this year. Some of that was stuff that you announced last year. Are you considering the $120 million as part of this $100 million to $200 million this year when you think of calendar year 2012, or is that kind of separate?
Jon Grisham: Part of it is from the pipeline from last year.
Mike Mueller: Okay, so how much of that is 2012 when you think of this $100 million to $200 million goal, falls into that?
Jon Grisham: So, of the $120 million, about a little over half of it is incremental 2012 acquisitions. A little bit less than half being 2011 pipeline.
Mike Mueller: Got it. Okay. That should be it, thanks.
Jon Grisham: Great.
Operator: Rich Moore.
Rich Moore: Congratulations, first of all to you and to Amy on completing Fund IV. And as I look at it, it looks like you touched on this, but it looks like the structure of Fund IV is essentially identical to Fund III isn't it?
Kenneth Bernstein: Yes, it is. We probably will invest, and we're just finishing up the final closings. For a bunch of reasons I want to make sure that Acadia is the largest investor in the Fund. And we may increase our investment from $100 million, which was Fund III to maybe up to $125 million in Fund IV. But other than that, substantially the same.
Rich Moore: Okay, so does that increase the size of the Fund, Ken or just you'll take a bigger piece of the $500 million?
Kenneth Bernstein: Yes, it does dollar for dollar, Rich. So expect the Fund to settle in between (sic - see press release $500 million and $550 million.) As I mentioned we have one existing investor whose finishing up their process. Assuming that occurs and assuming we go at the $125 million that would take us to about $540 million, and I think then we're done.
Rich Moore: Okay, good. Got you. And then the percentage of new investors in this, Ken -- the amount of money that is coming from new sources as a percentage, I mean what do you think?
Kenneth Bernstein: It's about half and half based on dollars. So, most of our existing LPs re-up'd, but as I've mentioned, at slightly less dollars, and that then enables us to bring in some new investors.
Rich Moore: Okay, good. Thanks. And then on the recoveries -- the CAM recoveries -- you guys had a big jump, and I'm curious. I don't expect that to necessarily continue, but maybe you could address what's going on there, and what we should expect for the rest of the year.
Jon Grisham: Yes. So historically, our recovery percentage is between 80% and 85%. Certainly as these reanchorings come on line, you'll see that number go up 3%, 4%, 5%. But for the current quarter, there is some one-time events and other items that drove that up artificially. So that's not a recurring number that anybody should bank on, rather currently stick with the 80% to 85% recovery rate.
Rich Moore: Okay, good. Thank you, and that's it for me.
Jon Grisham: Great.
Operator: Cedrik LaChance.
Cedrik Lachance: Just thinking about the leverage and Fund IV. You talk about $1.5 billion in buying power. Does it mean you intend to lever assets about 65% or is it a question of potentially recycling some capital within the Fund?
Kenneth Bernstein: Yes, that's the right leverage level. Historically, we have used about 2 to 1 leverage. And I have no reason to think it will be materially different if the markets are not attractive for 65% leverage. And if we end up using 50%, so be it. But right now, that seems to be where the markets are, and that's historically the amount of leverage we've used on these fund investments.
Cedrik Lachance: Why do you think that's the right level of leverage in the fund environment when you guys use about 30% on balance sheet? Why the discrepancy between the two?
Kenneth Bernstein: Within finite life Funds that utilize non-recourse asset leveled debt for properties that you're buying, fixing up and then selling, the tolerance for leverage levels at that level seems to work a lot better than within the public model where there's arguably more moving pieces and the lower leverage level to keep an operating Company and its various obligations going. It seems to lean more towards the leverage levels that we operate on. There's a much lengthier conversation about what's the right level of risk, and are you exposing your private LP stakeholders to undue risk?
That's probably a better conversation for another time. But what we find is, and what we've seen is on the private side we tend to use less leverage than most of the other private fund investors that we work with, compete with, etc. We think that that's appropriate. And then, similarly on the public side, as you know, we tend not to overleverage.
While that does look like a decent discrepancy in the two. Both seem to work. And if you stress test our assets through the last global financial crisis, the last 100-year flood, if you will, you'll see we did not run into distressed levels either at the public Company side or on the private. We continue to watch that and make sure we don't get into -- put our stakeholders in undue risk in either case. And so far that balance has worked.

Cedrik Lachance: And then just a question in terms of assets, dispositions from some of the funds. Are some of those properties potential candidates for your core portfolio to acquire, or would you prefer to keep the separation between selling from the Funds and buying on the other hand from the balance sheet side?
Kenneth Bernstein: We will keep it separate. It is one of the realities of being a good partner and a good fiduciary. We can always articulate a -- or think about a scenario where it may make sense. But for the most part, even though many of the assets, -- I was talking about Westport, Connecticut but Canarsie, Brooklyn.
There's a host of assets that you'll see sold to third parties because it's just cleaner and simpler. And thankfully there's enough real estate for us to add to our core that we can run this business model very effectively without you worrying that we as a shareholder are overpaying, or our LPs worrying that we, as a general partner, are trying to take advantage of them. We keep it clean and simple. And so far, so good.
Cedrik Lachance: That's good, thank you.
Operator: Paul Adornato. Please proceed.
Paul Adornato: Just a follow-up with respect to the fund dispositions -- Ken, in the past you've been very patient about disposing of assets. But at the same time, today you mentioned that you feel there's good value creation there and good appetite for core product out in the marketplace. So, was wondering if you could help us think about the pace of dispositions in 2013 and beyond, with respect to remote income and transaction income?
Kenneth Bernstein: Sure. So, we were -- you're right. We were very patient. 2009, '10, '11 were not good years to sell assets, especially if they weren't stabilized. And now we're at a point where asset that we stabilized, we think it's the responsible thing and the profitable thing to then start monetizing them. So I think you will see, and I'll let you do the math, but we've articulated a big chunk of Fund II that is now heading towards stabilization, and I think you should expect most of that, barring any unforeseen changes that most of that gets monetized over the next 12 months to 24 months.
Fund III, those assets that we stabilized, we will also consider. So, I don't want to give guidance today as to what that pricing will be. Let's see what the market tells us, and then we can give you a better sense of when we may achieve, promote and things like that. But we are pleased with the pricing. I'm very pleased with the job the team has done in stabilizing those assets so that even top of the market transactions we're stabilizing at NOIs and being able to sell at profitable cap rates. So, we feel pretty good about that.
Jon Grisham: The other fact that relates to promote, Paul, is that until we have distributed out all of the accumulated preferred return and returned all capital, the promote does not kick in. So, because of that typically promote doesn't happen until fairly well down the road, in terms of fund monetization. So, you're certainly not going to see it in the early stages of selling fund assets.
Paul Adornato: And then just as an add-on -- could you comment on what you're seeing, in terms of cap rates in the markets for core product? Any movement over the last, let's say, six months or so?
Kenneth Bernstein: Yes, so cap rates for those Markets that are considered globally core continue to compress as borrowing costs have continued to compress, so whether you want to look at it relative to the 10-year treasury or triple Bs etc., as those rates have come down for high quality assets, cap rates have probably compressed over the past six months 25 basis points. In some instances more for that select group of properties that the market is very bullish on, rental growth on top of that, you're seeing cap rates dip below five for a bunch of trades, whether they be -- we've seen recent trades on Lincoln Road in South Beach, Miami which has a lot of good, strong tenant interest. We're seeing a bunch of interesting deals in Brooklyn. So, for assets that institutional capital views as great, long term hold, cap rates will continue to stay low as for as long as we see a 10-year treasury of 1.5.
Paul Adornato: Okay, thank you.

Kenneth Bernstein: Sure.
Operator: Craig Schmidt.
Craig Schmidt: I just wondered. Now that you've landed Century 21 as part of the anchor for the City Point complex what are your plans for continued policing of the remainder of that -- the retail portion of that project?
Kenneth Bernstein: Sure. So Century 21, Craig, is going to be on the third and fourth levels. We are finalizing a lease for a anchor tenant who will be on the second level. That then leaves the street retail and bringing in a concourse tenant and hopefully will get about half of that done over the next year. With the balance of the street retail, we'll probably wait until we open in 2014, 2015.
Fashion retailers are coming to Fulton Street aggressively. H& M announced their opening. Express announced their opening. Aeropostale is there. We're seeing lifestyle tenants ranging from Shake Shack to a wide variety of other restaurants expressing a high level of interest. So, I would expect that trend to continue and to be absorbed by City Point because we're really at the heart of the action.
Paul Adornato: Great. And then on Crossroads, the last call you were saying when you were considering the new tenant for the replacement for the A&P, there may be an expansion to that place as well. Is that still the case?
Kenneth Bernstein: Yes, I apologize for the static, because we discussed that in the prepared remarks. Yes, we are -- assuming we finalize a lease with this tenant we will be expanding that box. And we think that, not only is it a benefit to expand it, but that this will be a very good co-tenant to that center and will assist in stabilizing the property in terms of the balance of the space.
Paul Adornato: Okay, thanks.
Kenneth Bernstein: Sure.
Operator: James Sullivan.
James Sullivan: Yes, thanks. One quick question, Ken. In the description of the fee structure for the Funds, in going from Fund III to Fund IV, you went back to the terminology of a priority distribution fee equal to 1.5% versus an asset management fee. I wonder if you could tell us what, in substance, is the difference between the two?
Jon Grisham: There is no difference in substance. Economically, it's the same thing.
James Sullivan: Okay, very good. Thank you.
Jon Grisham: Sure.
Operator: Todd Thomas.
Todd Thomas: Thanks. Apologies if I missed it, but just quickly with regard to the ATM, I was just wondering how much equity you anticipate selling under that program throughout the balance of the year and maybe on a go forward basis? Should we expect that to be up sized?
Jon Grisham: So, we have under our current ATM which was $75 million we have sold $65 million, so we have $10 million left on that on a go-forward basis. We'll consider another ATM program. This one has worked very well for us. So, stay tuned, and we'll see.
Kenneth Bernstein: In general, Todd, while we have multiple choices for capital, Jon mentioned maybe we used a little bit more debt but in fact, our leverage levels will remain where they have always, historically. We have sale proceeds from asset recycling. We have proceeds from the Fund. And when you cut through all of it though, assuming those things remain neutral, every $100 million of core acquisitions we do, expect about $60 million of equity and $40 million of debt plus or minus. And the ATM is probably, for that pace, probably the most responsible way to do it.

Todd Thomas: And then one last quick question for Ken. With regard to the Fund IV and Acadia's ownership interest in the funding 20% or 25%, what's sort of the deciding factor there between 20% or 25%?
Kenneth Bernstein: There's a bunch of different reasons that I want to make sure we have a sizeable stake. In general, we put a lot of time and energy into the Fund, so I want to make sure our co-investment is sizeable enough that it's meaningful, and whether the exact dollar amounts are going to be based on just getting the Fund to the right size. And if some of our existing investors needed a little more space then we could take it down a bit from 125, but I would assume it goes to 125 because that's the size we would like it to be.
Todd Thomas: Okay, thank you.
Operator: There are no further questions in the queue. That does conclude today's question-and-answer session. I would now like to turn the call back over for closing comments.
Kenneth Bernstein: Okay. Thank you. I apologize for the static. If a key theme in Acadia is to expect the unexpected, we're certainly here now. What we will make sure is that we get the transcripts out as quickly as possible, and we'll make sure the transcripts are static-free. It's painful enough to have to listen to Jon and I talk normally. So, our apologies for the static on top of it, and hopefully everyone enjoys the balance of their summer.
Operator: Thank you all for your participation in today's conference. This concludes the presentation. Have a wonderful day.